Exhibit 99.1

International Press Release
July 14, 2004
FOR IMMEDIATE RELEASE

DFS Selects Asia Payment Systems Inc. for Credit Card Processing Services.

The world's largest duty free retailer; DFS Group, begins the roll-out of it's new card transaction processing solution in Japan.

July 14, 2004 (Seattle, WA and Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it has signed a credit card processing services agreement with Duty Free Stores (DFS). The July installation will support two existing DFS stores in Okinawa airport and then a new 110,000sq.ft. flagship Galleria store to be opened in downtown Naha in December 2004.

A division of the Möet Hennessy, Louis Vuitton Group (LVMH); DFS Group Limited is the world's largest duty-free retailer for international travelers and operates over 150 stores in 15 countries throughout Asia and the Pacific Basin, including the West Coast of North America. DFS selected Asia Payment Systems due to its ability to provide an enterprise wide credit card processing solution that could leverage the group's international transaction volume and drive down processing costs across the organisation.

Asia Payments' 3-tier payment platform isolates its merchants from the domestic bankcard networks and acquirers via its middleware. The merchants connect at the middleware level, with the same interface utilized across the region.  The architecture of Asia Payments' platform is such that it supports both dial-up analog and networked digital POS terminals for all message formats, including legacy and the latest technologies.

"We are impressed with the Asian focus and China presence of Asia Payments" said DFS's Director of Applications Development, Andrew Rigby "it dovetails nicely with the recent relocation of our Corporate offices into Hong Kong to have a stronger focus on the Asian markets, and particularly China. Technically, the Asia Payments middleware integrates with the DFS corporate vision of a single enterprise architecture via its XML message interface to our new POS solution and it ultimately enables us to have a single card processing solution across multiple countries".

"Asia Payments is pleased to welcome DFS as a customer and we are delighted that our value as a multi-country card processing solution has been recognised by such a prestigious retailer," said Matt Mecke, President & CEO of Asia Payments. "Our system is designed from the ground up to decouple the POS terminal from the payment processor. Our middleware enables us to support a wide variety of POS solutions, removing the challenging domestic integration in each of the major Asian markets and presents our merchants with a single interface for all sites".

Asia Payments focuses on providing a strong middleware solution to allow their clients to avoid the traditional bank lock-in experienced by many retailers for credit card processing. The ability to have a choice of financial acquirers and to aggregate vast number of transactions across multiple countries assists all customers to drive transaction costs down.

About Asia Payment Systems, Inc.

www.asia-pay.com

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, and Shenzhen, China. Asia Pay is developing a credit card processing networks that provide clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards. Systems, hardware and personnel are in place to enable Asia Pay to commence delivering service to DFS.  Start-up of the DFS contract represents a major step forward for the company.  In addition, the company is continuing to identify sources of additional financing to permit the start-up of operations in the China market.

Contact:

Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com

About Duty Free Stores (DFS)

http://www.dfsgalleria.com

DFS is the world's leading duty free retailer for international travelers seeking high quality, luxury and destination specific merchandise at great value and in innovative shopping environments. Established in 1961, DFS has been offering branded merchandise to travelers to purchase both for themselves and as gifts to take back home at significant savings. DFS today has more than 150 stores in 15 countries throughout Asia and the Pacific Basin, including the West Coast and East Coast of North America

The primary store formats include DFS Galleria anchor stores, duty-free and general merchandise concessions, and boutiques in leading hotels and resorts, and specialty stores. These stores are located downtown in major cities near hotels and restaurants and in major international airports. DFS has approximately 5,000 employees worldwide.